SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
KAISER ALUMINUM CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	94-3030279 (IRS Employer Identification No.)

27422 Portola Parkway, Suite 350 Foothill Ranch, California (Address of Principal Executive Offices)	92610-2831 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒
Securities Act registration statement file number to which this form relates: Not Applicable
Securities to be registered pursuant to Section 12(b) of the Act: None
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.01 per share
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
Introduction
     Kaiser Aluminum Corporation (the “Company”), Kaiser Aluminum & Chemical Corporation and certain of their affiliates filed petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the first quarter of 2002, and certain additional affiliates of the Company filed petitions for relief under chapter 11 of the Bankruptcy Code in the first quarter of 2003.
     On February 6, 2006, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an order confirming the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, dated September 7, 2005, as modified (the “Plan”), and on May 11, 2006, the District Court for the District of Delaware (the “District Court”) entered an order affirming such confirmation order. The Plan in the form originally filed with the Bankruptcy Court is filed as Exhibit 2.1 hereto; the first modification to the Plan, which was approved by the Bankruptcy Court on November 14, 2005, is filed as Exhibit 2.2 hereto; the second modification to the Plan, dated November 22, 2005, is filed as Exhibit 2.3 hereto; the third modification to the Plan, dated December 16, 2005, is filed as Exhibit 2.4 hereto; the Bankruptcy Court order confirming the Plan is filed as Exhibit 2.5 hereto; the District Court order affirming the confirmation order is filed as Exhibit 2.6 hereto; and special procedures for distributions on account of the general unsecured claim of the National Labor Relations Board (the “NLRB”), which have been agreed to by the NLRB, the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (formerly known as the United Steelworkers of America, AFL-CIO, CLC) (the “USW”) and the Company in accordance with Section 7.8e of the Plan, are filed as Exhibit 2.7 hereto.
     On July 6, 2006 (the “Effective Date”), the Plan became effective and, in accordance with the terms of the Plan, the Company filed an amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware. Pursuant to the Amended and Restated Certificate of Incorporation, the Company is authorized to issue 50.0 million shares of capital stock, consisting of 45.0 million shares of common stock, par value $0.01 per share (“Common Stock”), and 5.0 million shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As required by the Bankruptcy Code, the Amended and Restated Certificate of Incorporation provides that the Company will not issue nonvoting equity securities; however, under the Amended and Restated Certificate of Incorporation such restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.
     In accordance with the terms of the Plan, on the Effective Date, 20.0 million shares of Common Stock were issued to J.P. Morgan Trust Company, National Association, as the third-party disbursing agent under the Plan (the “Disbursing Agent”), for subsequent distribution in accordance with the terms of the Plan.
     The following description of the Common Stock, including certain provisions of the Amended and Restated Certificate of Incorporation and the Company’s amended and restated bylaws (the “Amended and Restated Bylaws”), is a summary and is qualified in its entirety by the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are filed as Exhibits 3.1 and 3.2 hereto, respectively, and are incorporated herein by reference. The following information concerning the securities being registered hereunder became effective as of the Effective Date.
Common Stock
     General
     Holders of Common Stock are entitled to one vote for each share of Common Stock held of record on each matter submitted to a vote of stockholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably dividends as may be declared by the Company’s Board of Directors out of funds legally available for payment of dividends. While there is no current intent that the Company pay regular dividends on the

Common Stock, the Company may pay such dividends from time to time. The declaration and payment of dividends on the Common Stock, if any, will be at the discretion of the Company’s Board of Directors and will be dependent upon the Company’s results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the Company’s Board of Directors. In addition, the Company’s financing arrangements are expected to place restrictions on the ability of the Company to pay dividends. There can be no assurance that the Company will ever pay any dividends on the Common Stock or, if it does so, as to the amount or form of such dividends. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any Preferred Stock. Holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. Each share of Common Stock issued pursuant to the Plan is fully paid and nonassessable.
     Restrictions on Transfer
Amended and Restated Certificate of Incorporation
     In order to reduce the risk that any change in the ownership of the Company would jeopardize the preservation of federal income tax attributes of the Company, including net operating loss carryovers, for purposes of Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “IRC”), the Amended and Restated Certificate of Incorporation prohibits certain transfers of equity securities of the Company, including Common Stock, until the earliest of (a) the 10th anniversary of the Effective Date, (b) the repeal, amendment or modification of Section 382 of the IRC in such a way as to render the Company and all of its direct or indirect subsidiaries no longer subject to the restrictions imposed by such section, (c) the beginning of a taxable year of the Company in which no income tax benefits of the Company or any direct or indirect subsidiary thereof in existence as of the Effective Date are currently available or will be available, (d) the determination by the Company’s Board of Directors that the restrictions will no longer apply, (e) a determination by the Company’s Board of Directors or the Internal Revenue Service of the Department of Treasury of the United States of America that the Company is ineligible to use Section 382(l)(5) of the IRC permitting full use of the income tax benefits of the Company or any direct or indirect subsidiary thereof existing as of the Effective Date, and (f) an election by the Company for Section 382(l)(5) of the IRC not to apply (the “Restriction Release Date”). Generally, the Company’s Amended and Restated Certificate of Incorporation prohibits a transfer of equity securities, including Common Stock, if either (a) the transferor holds 5% or more of the total fair market value of all issued and outstanding equity securities (such person, a “5% Shareholder”) or (b) as a result of such transfer, either (i) any person or group of persons would become a 5% Shareholder or (ii) the percentage stock ownership in the Company of any 5% Shareholder would be increased (any such transfer, a “5% Transaction”).
     The restrictions on transfer will not apply if:
(a)	the transferor or transferee obtains the prior approval of the Company’s Board of Directors;

(b)	in the case of a 5% Transaction by any holder of equity securities (other than the trust that provides benefits for certain eligible retirees of Kaiser Aluminum & Chemical Corporation represented by the USW, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its Local 1186, the International Association of Machinists and Aerospace Workers, the International Chemical Workers Union Council of the United Food & Commercial Workers and the Paper, Allied-Industrial, Chemical and Energy Workers International Union, AFL-CIO, CLC and their surviving spouses and eligible dependents (the “Union VEBA Trust”), prior to such transaction, the Company’s Board of Directors determines in good faith, upon request of the transferor or transferee, that such transfer is a 5% Transaction (x) which, together with any 5% Transactions consummated during the period ending on the date of consummation of such 5% Transaction and beginning on the later of (i) the date three years prior thereto and (ii) the first day after the Effective Date (the “Testing Period”), represent aggregate 5% Transactions involving transfers of less than 45% of the equity securities of the Company issued and outstanding at the time of transfer and (y) which, together with any 5% Transactions consummated during the Testing Period and all 5% Transactions that the Union VEBA Trust may consummate without breach of the Stock Transfer Restriction Agreement, dated as of the Effective Date (the “Stock Transfer Restriction Agreement”), between the Company and the trustee of the

Union VEBA Trust, during the three years following the time of transfer, represent, during any period of three consecutive years during the period consisting of the Testing Period and the three years thereafter, aggregate 5% Transactions involving transfers of less than 45% of the equity securities issued and outstanding at the time of transfer; or

(c)	in the case of a 5% Transaction by the Union VEBA Trust, such 5% Transaction does not result in a breach of the Stock Transfer Restriction Agreement, so long as, contemporaneously with such 5% Transaction, the Union VEBA Trust delivers to the Company’s Board of Directors a written notice addressed to the Company setting forth the number and type of equity securities involved in, and the date of, such 5% Transaction.
Any such approval or determination by the Company’s Board of Directors requires the affirmative vote of a majority of the directors (assuming no vacancies). As a condition to granting any such approval or in connection with making any such determination, the Company’s Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the transferor or the transferee, which counsel must be reasonably acceptable to the Company’s Board of Directors, that the consummation of the proposed transfer will not result in the application of any limitation under Section 382 of the IRC on the use of the tax benefits described above taking into account any and all other transfers that have been consummated prior to receipt of the request relating to the proposed transfer, any and all other proposed transfers that have been approved by the Company’s Board of Directors prior to receipt of the request relating to the proposed transfer and any and all other proposed transfers for which the requests relating thereto have been received prior to receipt of the request relating to the proposed transfer.
     Each certificate representing equity securities issued prior to the Restriction Release Date, including Common Stock, will contain a legend referring to these restrictions on transfer and any purported transfer of equity securities of the Company, including Common Stock, in violation of such restrictions will be null and void. The purported transferor will remain the owner of such transferred securities and the purported transferee will be required to turn over the transferred securities, together with any distributions received by the purported transferee with respect to the transferred securities after the purported transfer, to an agent authorized to sell such securities, if it can do so, in arm’s-length transactions that do not violate such restrictions. If the purported transferee resold such securities prior to receipt of the Company’s demand that they be so surrendered, the purported transferee will generally be required to transfer the proceeds from such distribution, together with any distributions received by the purported transferee with respect to the transferred securities after the purported transfer, to such agent. Any amounts so held by the agent will be applied first to reimburse the agent for its expenses, then to reimburse the transferee for any payments made by the purported transferee to the transferor, and finally, if any amount remains, to pay the purported transferor. Any resale by the purported transferee will itself be subject to these restrictions on transfer.
Stock Transfer Restriction Agreement
     On the Effective Date, the Company and the trustee of the Union VEBA Trust entered into the Stock Transfer Restriction Agreement. The following description of the Stock Transfer Restriction Agreement is a summary and is qualified in its entirety by the Stock Transfer Restriction Agreement, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.
     Pursuant to the Stock Transfer Restriction Agreement, until the Restriction Release Date, except as described below the trustee of the Union VEBA Trust will be prohibited from transferring or otherwise disposing of more than 15% of the total number of shares of Common Stock issued pursuant to the Plan to the Union VEBA Trust in any 12-month period without the prior written approval of the Company’s Board of Directors in accordance with the Amended and Restated Certificate of Incorporation. Pursuant to the Stock Transfer Restriction Agreement, the trustee of the Union VEBA Trust also expressly acknowledged and agreed to comply with the restrictions on the transfer of the securities of the Company contained in the Amended and Restated Certificate of Incorporation.
     Simultaneously with the execution and delivery of the Stock Transfer Restriction Agreement, the Company and the trustee of the Union VEBA Trust entered into a registration rights agreement (the “Registration Rights Agreement”) with respect to shares of Common Stock received, or to be received, by the Union VEBA Trust pursuant to the Plan. (See “Registration Rights Agreement” below for a description of the Registration Rights Agreement.) The Stock Transfer Restriction Agreement provides that notwithstanding the general restriction on transfer described above:
(a)	(i) the transfer of shares of Common Stock by the Union VEBA Trust in an underwritten offering contemplated by Section 2.1 of the Registration Rights Agreement may include up to a number of shares of Common Stock equal to 30% of the total number of shares of Common Stock received by the Union VEBA Trust pursuant to the Plan, so long as (x) such number of shares of Common Stock is not more than (A) 45% of the total number of shares of Common Stock received by the Union VEBA Trust pursuant to the Plan less (B) the number of shares included in all other transfers previously effected by the Union VEBA Trust during the 36 months immediately preceding such transfer or the period commencing on the Effective Date and ending immediately prior to such transfer, whichever period is shorter, and (y) the shares of Common Stock requested to be included in such underwritten offering by the Union VEBA Trust have a market value of not less than $60.0 million on the date such request is made; and

(ii) in the event no underwritten offering contemplated by Section 2.1 of the Registration Rights Agreement has been effected, the transfer of shares of Common Stock by the Union VEBA Trust in an underwritten offering contemplated by Section 3.5 of the Registration Rights Agreement may include up to a number of shares of Common Stock equal to (A) 45% of the total of shares of Common Stock received by the Union VEBA Trust pursuant to the Plan less (B) the number of shares included in all other transfers previously effected by the Union VEBA Trust during the 36 months immediately preceding such transfer or the period commencing on the Effective Date and ending immediately prior to such transfer, whichever period is shorter, so long as (w) no underwritten offering contemplated by Section 3.5 of such Registration Right Agreement has been previously effected, (x) the demand for such underwritten offering is made by the Union VEBA Trust between March 31, 2007 and April 1, 2008, and (y) the shares of Common Stock requested to be included in such underwritten offering by the Union VEBA Trust have a market value of not less than $60.0 million on the date such request is made; and

(b)	in the event that the transfer by the Union VEBA Trust of shares of Common Stock in such an offering includes a number of such shares greater than the number of such shares that the Union VEBA Trust could so include under the general restriction on transfer described above absent this exception, then for purposes of determining whether any future transfer of shares of Common Stock by the Union VEBA Trust is permissible under the general restriction, the Union VEBA Trust will be deemed to have effected the transfer of such excess shares at the earliest possible date or dates the Union VEBA Trust would have been permitted to effect such transfer under the general restriction absent this exception.
     The Plan states that on the Effective Date, 11,439,900 shares of Common Stock will be contributed to the Union VEBA Trust on the Effective Date. By order dated April 29, 2006, the Bankruptcy Court permitted sales by the Union VEBA Trust, the trust that provides benefits for certain eligible retirees of KACC and their surviving spouses and eligible dependents and the Pension Benefit Guaranty Corporation prior to the Effective Date so long as such sales were authorized by a Protocol for Pre-Effective Date Sales attached to the order, which Protocol for Pre-Effective Date Sales was amended and restated by an order of the Bankruptcy Court on June 5, 2006 (the “Pre-Effective Date Sales Protocol”). Prior to the Effective Date, in accordance with the Pre-Effective Date Sales Protocol the Union VEBA Trust sold interests entitling the purchasers thereof to receive 2,630,000 shares of Common Stock that otherwise would have been issuable to the Union VEBA Trust on the Effective Date. Accordingly, on the Effective Date, 8,809,900 shares of Common Stock were issued to the Union VEBA Trust. Pursuant to the terms of the Pre-Effective Date Sale Protocol, unless the Company otherwise agrees or it is determined in a ruling by the Internal Revenue Service that any such sale does not constitute a sale of shares on or following the Effective Date of the Plan for purposes of the applicable limitations of section 382 of the Internal Revenue Code, the shares attributable to a sale of all or part of the interest of the Union VEBA Trust will be deemed to have been sold on or after the Effective Date out of the permitted sale allocation under the Stock Transfer Restriction Agreement as if sold at the earliest possible date or dates such sales would have been permitted thereunder for purposes of determining the permissibility of future sales of shares under the Stock Transfer

Restriction Agreement. The Company has been informed that the Union VEBA Trust intends to seek such a ruling from the Internal Revenue Service.
     Registration Rights Agreement
General
     On the Effective Date, the Company, the trustee of the Union VEBA Trust and certain parties that, in accordance with the Pre-Effective Date Protocol, purchased from the Union VEBA Trust interests entitling them to receive shares that otherwise would have been issued to the Union VEBA Trust on the Effective Date (the “Other Parties”) entered into the Registration Rights Agreement. The following description of the Registration Rights Agreement is a summary and is qualified in its entirety by the Registration Rights Agreement, which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.
     The Registration Rights Agreement provides the Union VEBA Trust and the Other Parties with certain rights to register the resale of the shares of Common Stock issued to them pursuant to the Plan unless such securities (a) are disposed of pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (b) are distributed to the public pursuant to Rule 144 under the Securities Act, (c) may be freely sold publicly without either registration under the Securities Act or compliance with any restrictions under Rule 144 under the Securities Act, (d) have been transferred to any person, or (e) have ceased to be outstanding (prior to the occurrence of any such event, such securities (together with any shares of Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such securities) constituting “Registrable Securities”).
Demand Registration
     Pursuant to Section 2.1 of the Registration Rights Agreement, during the period commencing on the Effective Date and ending March 31, 2007, the Union VEBA Trust, as the holder of a majority of the Registrable Securities, may (and, if so directed by its independent fiduciary, will) demand that the Company prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Underwritten Registration”) covering the resale of its Registrable Securities in an underwritten offering. Following receipt of such a request, the Company will prepare and file the Underwritten Registration and will use commercially reasonable efforts to cause the Underwritten Registration to be declared effective under the Securities Act as soon as practicable after the filing.
     Each of the Other Parties will be provided the opportunity to include Registrable Securities in the underwritten offering covered by the Underwritten Registration. If any of the Other Parties elects to participate in such underwritten offering and the managing underwriter or underwriters of such underwritten offering advise the Company, the Union VEBA Trust and the Other Parties that have elected to participate that, in its or their good faith judgment, the total amount of Registrable Securities requested to be included in the Underwritten Registration exceeds the amount of Registrable Securities that can be sold in the offering without being materially detrimental to the success of the offering, then the Registrable Securities included in the Underwritten Registration will be allocated among the Union VEBA Trust and the Other Parties that have elected to participate on a pro rata basis based on the relationship of the number of Registrable Securities requested to be included by each of them to the total number of Registrable Securities requested to be included by all of them. The Company will use commercially reasonable efforts to keep the Underwritten Registration continuously effective under the Securities Act during the period commencing on the effectiveness thereof and ending on the day that is 60 calendar days thereafter or such earlier date on which all Registrable Securities covered by the Underwritten Registration have been sold pursuant thereto. The Company will not be required to take any such action in response to a request for the Underwritten Registration if the Registrable Securities requested by the Union VEBA Trust to be registered in the Underwritten Registration have a market value of less than $60.0 million on the date the request is made. The Company will be required to effect only one registration pursuant to Section 2.1 of the Registration Rights Agreement. Except as described below, a registration requested as described above will not be deemed to be effected if it has not been declared effective and kept effective as described above. At any time prior to the effective date of such a registration, the Union VEBA Trust may (and, if so directed by its independent fiduciary, will) revoke its request for registration; in such event, either the Union VEBA Trust will reimburse the Company for all its out-of-pocket expenses incurred in the preparation, filing or processing of such registration or the requested registration that has been revoked will be deemed to have been effected. The managing underwriter or underwriters of any underwritten offering contemplated by an Underwritten Registration will be selected by the Union VEBA Trust, as the holder of a majority of the Registrable Securities, subject to the approval of the Company, which approval will not be unreasonably withheld. The Company will have customary rights to impose blackout periods with respect to any demand for registration described above.
Shelf Registration
     Commencing April 1, 2007, the Union VEBA Trust may (and, if so directed by its independent fiduciary, will) demand that the Company prepare and file with the SEC a “shelf” registration statement (the “Initial Shelf Registration”) covering the resale of all Registrable Securities held by the Union VEBA Trust on a continuous basis under and in accordance with Rule 415 under the Securities Act. Following receipt of such a request, the Company will prepare and file the Initial Shelf Registration covering all Registrable Securities held by the Union VEBA Trust and will use commercially reasonable efforts to cause the Initial Shelf Registration to be declared effective under the Securities Act as soon as practicable after such filing. However, the Company will not be required to take such action: (a) if the Company has effected a “demand” registration as described above within the 180-day period next preceding a “shelf” registration request; (b) if, at the time of a “shelf” registration request, a “demand” registration request was made as described above and has not been revoked and such registration has not yet been effected; or (c) if, at the time of a “shelf” registration request, the Stock Transfer Restriction Agreement would prohibit the Union VEBA Trust from immediately selling a number of shares of Common Stock greater than the number of shares of Common Stock it would then be permitted to sell in compliance with the restrictions of Rule 144 under the Securities Act.
     The Company will use commercially reasonable efforts to keep the Initial Shelf Registration continuously effective under the Securities Act during the period (the “Shelf Effectiveness Period”) commencing on the effectiveness thereof and ending on the first date on which there ceases to be any Registrable Securities held by the Union VEBA Trust. If the Initial Shelf Registration or any substitute shelf registration statement (as described below) ceases to be effective for any reason at any time during the Shelf Effectiveness Period, the Company will use commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof. In the event that any such order is not withdrawn within 45 days following the date thereof, the Company will (a) file an amendment to such registration and use commercially reasonable efforts to cause such registration, as so amended, to again become effective under the Securities Act as soon as practicable after such filing or (b) file a separate “shelf” registration statement covering the resale of all Registrable Securities for an offering on a continuous basis under and in accordance with Rule 415 under the Securities Act (each, a “Substitute Shelf Registration”) and use commercially reasonable efforts to cause such Substitute Shelf Registration to be declared effective under the Securities Act as soon as practicable after such filing and to keep such Substitute Shelf Registration continuously effective under the Securities Act for the remainder of the Shelf Effectiveness Period.
     The Initial Shelf Registration and any Substitute Shelf Registration will be effected on Form S-3 (except that, if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, such registration will be on another appropriate form). The Initial Shelf Registration and any Substitute Shelf Registration will cover the disposition of all Registrable Securities in one or more underwritten offerings (subject to the provisions regarding Underwritten Offerings as described below), block transactions, broker transactions, at-market transactions and in such other manner or manners as may be reasonably specified by the Union VEBA Trust. The Company will have customary rights to impose blackout periods with respect to any demand for the Initial Shelf Registration, the filing of any amendment or Substitute Shelf Registration or the continued use of the Initial Shelf Registration or any Substitute Shelf Registration.
     Pursuant to Section 3.5 of the Registration Rights Agreement, if the Union VEBA Trust so requests, the Company will effect pursuant to the Initial Shelf Registration or such Substitute Shelf Registration, as applicable, an underwritten offering if (a) the Company has not so effected an underwritten offering with the 180-day period next preceding such request and (b) the Registrable Securities requested to be included in the underwritten offering have a then-current market value of at least $10.0 million. The managing underwriter or underwriters of any underwritten offering will be selected by the Union VEBA Trust, subject to the approval of the Company, which approval will not be unreasonably withheld.

Piggyback Registration
     If the Company registers equity securities for its own account or the account of any other person (other than a registration statement in connection with a merger or reorganization or relating to an employee benefit plan or in connection with an offering made solely to the then-existing stockholders or employees of the Company), the Union VEBA Trust will be offered the opportunity to include its Registrable Securities in such registration. Customary priority provisions will apply in the context of an underwritten offering.
Expenses
     Subject to provisions for reimbursement of the Company upon revocation of a request for registration or an underwritten offering, the Company will bear all out-of-pocket registration expenses in connection with the demand registration and the shelf registration, including in each case up to $50,000 for one counsel to represent selling holder or holders of Registrable Securities.
Rule 144
     The Company will file all required SEC reports, and cooperate with the Union VEBA Trust, to the extent required to permit the Union VEBA Trust to sell without registration under Rule 144.
     Transfer Agent and Registrar
     The transfer agent and registrar for the Common Stock is Mellon Investor Services LLC.
Preferred Stock
     The Preferred Stock may be issued in one or more series. The Board of Directors of the Company is authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series. The authority of the Company’s Board of Directors with respect to each such series includes, without limiting the generality of the foregoing, the determination of any or all of the following:
(a)	the number of shares of such series and the designation to distinguish the shares of such series from the shares of all other series;

(b)	subject to the provisions of the Amended and Restated Certificate of Incorporation described under “Introduction” above, the voting powers, if any, of the holders of such series and whether such voting powers are full or limited in such series;

(c)	the redemption provisions, if any, applicable to such series, including without limitation the redemption price or prices to be paid;

(d)	whether dividends on such series, if any, will be cumulative or noncumulative, the dividend rate of such series and the dates and preferences of dividends on such series;

(e)	the rights of the holders of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(f)	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable;

(g)	the right, if any, of holders of such series to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

(h)	the provisions, if any, of a sinking fund applicable to such series; and

(i)	any other relative, participating, optional or other special powers, preferences or rights of such series and qualifications, limitations or restrictions.
Purposes and Effects of Certain Provisions of the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, Contractual Arrangements and Delaware Law
     Introduction
     Certain provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws and contractual arrangements, together with certain of the Company’s contractual arrangements and applicable Delaware state law, may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions are intended to discourage, or may have the effect of discouraging, certain types of coercive takeover practices and inadequate takeover bids and are also intended to encourage a person seeking to acquire control of the Company to first negotiate with the Company. Management believes that these measures, many of which are substantially similar to the anti-takeover related measures in effect for numerous other publicly-held companies, enhance the Company’s potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure the Company, providing benefits that outweigh the disadvantages of discouraging such proposals because, among other things, such negotiation could improve the terms of such a proposal and protect the stockholders from takeover bids that the directors of the Company have determined to be inadequate. A description of these provisions is set forth below.
     Classified Board of Directors
     The Amended and Restated Certificate of Incorporation divides the Company’s Board of Directors into three classes of directors serving staggered three-year terms. The existence of a classified board will make it more difficult for a third party to gain control of the Company’s Board of Directors by preventing such third party from replacing a majority of the directors at any given meeting of stockholders.
     Removal of Directors and Filling Vacancies in Directorships
     The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that directors may be removed by the stockholders, with or without cause, only at a meeting of stockholders and by the affirmative vote of the holders of at least 67% of the stock of the Company generally entitled to vote in the election of directors. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that any vacancy on the Company’s Board of Directors or newly created directorship may be filled solely by the affirmative vote of a majority of the directors then in office or by a sole remaining director, and that any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until such director’s successor has been elected and qualified. The limitations on the removal of directors and the filling of vacancies may deter a third party from seeking to remove incumbent directors and simultaneously gaining control of the Company’s Board of Directors by filling the vacancies created by such removal with its own nominees.
     Stockholder Action and Meetings of Stockholders
     The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that special meetings of the stockholders may only be called by the Chairman of the Company’s Board of Directors, the Chief Executive Officer or the President, or by the Secretary of the Company within ten calendar days after the receipt of the written request of a majority of the total number of directors (assuming no vacancies), and further provide that, at any special meeting of stockholders, the only business that may be considered or conducted is business that is specified in the notice of such meeting or is otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the directors (assuming no vacancies), effectively precluding the right of the stockholders to raise any business at any special meeting. The Amended and Restated Certificate of Incorporation also provides that the stockholders may not act by written consent in lieu of a meeting.
     Advance Notice Requirements for Stockholder Proposals
     The Amended and Restated Bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders provide timely notice in writing to the Secretary. To be timely, a stockholder’s notice must be received by the Company not less than 60, nor more than 90, calendar days prior to the first anniversary date of the date on which the Company first mailed proxy materials for the prior year’s annual meeting of stockholders, except that, if there was no annual meeting in the prior year or if the annual meeting is called for a date that is not within 30 calendar days before or after that anniversary, notice must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day following the date on which public disclosure of the date of the annual meeting is first made. The Amended and Restated Bylaws also specify requirements as to the form and substance of notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders.
     Director Nomination Procedures
Nominations in Accordance with the Amended and Restated Bylaws
     The Amended and Restated Bylaws provide that the nominations for election of directors by the stockholders will be made either by or at the direction of the Company’s Board of Directors or a committee thereof, or by any stockholder entitled to vote for the election of directors at the annual meeting at which such nomination is made. The Amended and Restated Bylaws require that stockholders intending to nominate candidates for election as directors provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60, nor more than 90, calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders, except that, if there was no annual meeting during the prior year or if the annual meeting is called for a date that is not within 30 calendar days before or after that anniversary, notice by stockholders to be timely must be delivered not later than the close of business on the later of the 90th calendar day prior to the annual meeting and the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. The Amended and Restated Bylaws also specify requirements as to the form and substance of notice. These provisions of the Amended and Restated Bylaws may preclude stockholders from making nominations of directors.
Director Nomination Procedures for Certain Stockholders
     The Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Nominating and Corporate Governance Committee”) is responsible for recommending to the Board of Directors director nominee candidates to be submitted to the stockholders for election at each annual meeting of stockholders. In accordance with this responsibility, such committee has adopted policies regarding the consideration of candidates for a position on the Company’s Board of Directors, including the procedures by which stockholders may propose candidates for a position on the Company’s Board of Directors directly to the Nominating and Corporate Governance Committee for consideration. Such policies provide an alternative to the rights granted to the stockholders by law and pursuant to the Amended and Restated Bylaws. These policies provide that a single stockholder or a group of stockholders that has beneficially owned more than 5% of the then-outstanding Common Stock for at least one year as of the date of recommendation of a director candidate will be eligible to propose a director candidate to the Nominating and Corporate Governance Committee for consideration and evaluation by notice to such committee in accordance with such policies, including timely notice. To be timely, a stockholders notice must be received by the Nominating and Corporate Governance Committee not less than 120, nor more than 150, calendar days prior to the first anniversary of the date on which the Company first mailed proxy materials for the prior year’s annual meeting of stockholders, except that, if there was no annual meeting in the prior year or if the annual meeting is called for a date that is not within 30 calendar days before or after that anniversary, notice must be received by the Nominating and Governance Committee no later than the close of business on the 10th calendar day following the date on which public disclosure of the date of the annual meeting is first made, unless such public disclosure specifies a different date. The policies also provide that any such candidate must (a) be independent in accordance with applicable independence criteria, (b) may not, other than as a member of the Company’s Board of Directors or a committee thereof, accept any consulting, advisory or other compensatory fee from the Company or its subsidiaries (other than the fixed amounts of compensation under a retirement plan for prior service, provided such compensation is not contingent on continued service), and (c) may not be an affiliated person of the Company or any of its subsidiaries. Further, these policies establish criteria to be used by such committee to assess whether a candidate for a position on the Company’s Board of Directors has appropriate skills and experience. In addition, the USW will be able to nominate director candidates in accordance with the Director Designation Agreement described below.
Director Designation Agreement with the USW
     In accordance with the Plan, on the Effective Date, the Company and the USW entered into an agreement (the “Director Designation Agreement”) in order to effectuate certain previously agreed rights of the USW to nominate individuals to serve on the Company’s Board of Directors and specified committees thereof. The Director Designation Agreement provides that the USW has the rights described below until December 31, 2012. The following description of the Director Designation Agreement is a summary and is qualified in its entirety by the Director Designation Agreement, which is filed as Exhibit 4.3 hereto and is incorporated herein by reference.
     The Director Designation Agreement provides that the USW has the right, in connection with each annual meeting of the Company’s stockholders, to nominate as candidates to be submitted to stockholders of the Company for election at such annual meeting the minimum number of candidates necessary to ensure that, assuming (a) such candidates are included in the slate of director candidates recommended by the Company’s Board of Directors in the proxy statement relating to such annual meeting and (b) the stockholders of the Company elect each candidate so included, at least 40% of the members of the Company’s Board of Directors immediately following such election are directors who were either designated by the USW pursuant to the Plan or have been nominated by the USW in accordance with the Director Designation Agreement. The Director Designation Agreement contains requirements as to the timeliness, form and substance of the notice the USW must give to the Nominating and Corporate Governance Committee in order to nominate such candidates. The Nominating and Corporate Governance Committee will determine in good faith whether each candidate properly submitted by the USW satisfies the qualifications set forth in the Director Designation Agreement, and, if the Nominating and Corporate Governance Committee so determines that such candidate satisfies such qualifications, will, unless otherwise required by its fiduciary duties, recommend such candidate to the Company’s Board of Directors for inclusion in the slate of directors recommended by the Company’s Board of Directors in the proxy statement relating to such annual meeting, and the Company’s Board of Directors will, unless otherwise required by its fiduciary duties, accept such recommendation and direct that such director candidate be included in such slate of directors.
     The Director Designation Agreement also provides that the USW has the right to nominate an individual to fill a vacancy on the Company’s Board of Directors resulting from the death, resignation, disqualification or removal of a director who was either designated by the USW to serve on the Company’s Board of Directors pursuant to the Plan or has been nominated by the USW in accordance with the Director Designation Agreement. The Director Designation Agreement further provides that, in the event of newly created directorships resulting from an increase in the number of directors of the Company, the USW has the right to nominate the minimum number of individuals to fill such newly created directorships necessary to ensure that at least 40% of the members of the Company’s Board of Directors immediately following the filling of such newly created directorships are directors who were either designated by the USW pursuant to the Plan or have been nominated by the USW in accordance with the Director Designation Agreement. In each such case, the USW will be required to deliver proper notice to the Nominating and Corporate Governance Committee in accordance with the Director Designation Agreement, and the Nominating and Corporate Governance Committee will determine in good faith whether each candidate properly submitted by the USW satisfies the qualifications set forth in the Director Designation Agreement, and, if the Nominating and Corporate Governance Committee so determines that such candidate satisfies such qualifications, will, unless otherwise required by its fiduciary duties, recommend to the Company’s Board of Directors that it fill the vacancy or newly created directorship, as the case may be, with such candidate, and the Company’s Board of Directors will, unless otherwise required by its fiduciary duties, accept such recommendation and fill the vacancy or newly created directorship, as the case may be, with such candidate.

     Each candidate nominated by the USW must satisfy (a) the applicable independence criteria of the national securities exchange or association on which the Company’s securities are then principally traded or quoted, (b) the qualifications to serve as a director of the Company as set forth in any applicable corporate governance guidelines adopted by the Company’s Board of Directors and policies adopted by the Nominating and Corporate Governance Committee establishing criteria to be utilized by it in assessing whether a director candidate has appropriate skills and experience, and (c) any other qualifications to serve as director imposed by applicable law. A candidate nominated by the USW may not be an officer, employee, director or member of the USW or any of its locals or affiliated organizations as of the date of his or her designation as a candidate or election as a director.
     Finally, the Director Designation Agreement provides that, so long as the Company’s Board of Directors maintains an Audit Committee, Executive Committee or Nominating and Corporate Governance Committee, each such committee will, unless otherwise required by the fiduciary duties of the Company’s Board of Directors, include at least one director who was either designated by the USW to serve on the Company’s Board of Directors pursuant to the Plan or has been nominated by the USW in accordance with the Director Designation Agreement (provided at least one such director is qualified to serve on such committee as determined in good faith by the Company’s Board of Directors).
     Authorized But Unissued Shares
     Authorized but unissued shares of Common Stock and Preferred Stock under the Amended and Restated Certificate of Incorporation will be available for future issuance without stockholder approval, unless otherwise required pursuant to the rules of any national securities exchange or association on which the Company’s securities are traded from time to time. These additional shares will give the Company’s Board of Directors the flexibility to issue shares for a variety of proper corporate purposes, including in connection with future public offerings to raise additional capital or corporate acquisitions, without incurring the time and expense of soliciting a stockholder vote. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise. In addition, any future issuance of shares of Common Stock or Preferred Stock, whether or not in connection with an anti-takeover measure, could have the effect of diluting the earnings per share, book value per share and voting power of shares held by the stockholders of the Company.
     Supermajority Vote Requirements
     Delaware law provides generally that the affirmative vote of the holders of a majority of the shares entitled to vote on any matter will be required to amend a corporation’s certificate of incorporation and that the affirmative vote of the holders of a majority of the shares present in person or represented by proxy identified to vote on any matter will be required to amend a corporation’s bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, require a vote by the holders of a greater number of shares. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws require the affirmative vote of the holders of at least 67% of the stock of the Company generally entitled to vote in the election of directors in order to amend, repeal or adopt any provision inconsistent with certain provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, as the case may be, relating to (a) the time and place of meetings of the stockholders, (b) the calling of special meetings of stockholders, (c) the conduct or consideration of business at meetings of stockholders, (d) the filling of any vacancies on the Company’s Board of Directors or newly created directorships, (e) the removal of directors, (f) the nomination and election of directors, (g) the ability of the stockholders to act by written consent in lieu of a meeting, or (h) the number and terms of directors.
     Delaware Section 203
     The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” unless the interested stockholder attained that status with the approval of the corporation’s board of directors or the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, along with affiliates and associates owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.
Item 2. Exhibits.
2.1	Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K dated September 8, 2005 and filed by Kaiser Aluminum Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on September 13, 2005).

2.2	Modifications to the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates Pursuant to Stipulation and Agreed Order Between Insurers, Debtors, Committee, and Futures Representatives (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K dated February 1, 2006 and filed by the Company with the SEC on February 7, 2005).

2.3	Modification to the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates (incorporated by reference to Exhibit 2.3 to the Current Report on Form 8-K dated February 1, 2006 and filed by the Company with the SEC on February 7, 2006).

2.4	Third Modification to the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as Modified (incorporated by reference to Exhibit 2.4 to the Current Report on Form 8-K dated February 1, 2006 and filed by the Company with the SEC on February 7, 2006).

2.5	Order Confirming the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as modified (incorporated by reference to Exhibit 2.5 to the Current Report on Form 8-K dated February 1, 2006 and filed by the Company with the SEC on February 7, 2006).

2.6	Order Affirming the Confirmation Order of the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as modified.

2.7	Special Procedures for Distributions on Account of NLRB Claim, as agreed by the National Labor Relations Board, the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (formerly known as the United Steelworkers of America, AFL-CIO, CLC) (the “USW”) and the Company pursuant to Section 7.8e of the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as modified.

3.1	Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated Bylaws of the Company.

4.1	Stock Transfer Restriction Agreement, dated as of July 6, 2006, between the Company and National City Bank, in its capacity as the trustee for the trust that provides benefits for certain eligible retirees of Kaiser Aluminum & Chemical Corporation represented by the USW, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its Local 1186, the International Association of Machinists and Aerospace Workers, the International Chemical Workers Union Council of the United Food & Commercial Workers and the Paper, Allied-Industrial, Chemical and Energy Workers International Union, AFL-CIO, CLC and their surviving spouses and eligible dependents (the “Union VEBA Trust).

4.2	Registration Rights Agreement, dated as of July 6, 2006, between the Company, National City Bank, in its capacity as the trustee for the Union VEBA Trust and the other parties thereto.

4.3	Director Designation Agreement, dated as of July 6, 2006, between the Company and the USW.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

By:	/s/ John M. Donnan
John M. Donnan
Vice President, Secretary and General Counsel

Date: July 6, 2006

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K dated September 8, 2005 and filed by Kaiser Aluminum Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on September 13, 2005).

2.2	Modifications to the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates Pursuant to Stipulation and Agreed Order Between Insurers, Debtors, Committee, and Futures Representatives (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K dated February 1, 2006 and filed by the Company with the SEC on February 7, 2006).

2.3	Modification to the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates (incorporated by reference to Exhibit 2.3 to the Current Report on Form 8-K dated February 1, 2006 and filed by the Company with the SEC on February 7, 2006).

2.4	Third Modification to the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as Modified (incorporated by reference to Exhibit 2.4 to the Current Report on Form 8-K dated February 1, 2006 and filed by the Company with the SEC on February 7, 2006).

2.5	Order Confirming the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as modified (incorporated by reference to Exhibit 2.5 to the Current Report on Form 8-K dated February 1, 2006 and filed by the Company with the SEC on February 7, 2006).

2.6	Order Affirming the Confirmation Order of the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as modified.

2.7	Special Procedures for Distributions on Account of NLRB Claim, as agreed by the National Labor Relations Board, the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (formerly known as the United Steelworkers of America, AFL-CIO, CLC) (the “USW”) and the Company pursuant to Section 7.8e of the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as modified.

3.1	Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated Bylaws of the Company.

Exhibit Number	Description

4.1	Stock Transfer Restriction Agreement, dated as of July 6, 2006, between the Company and National City Bank, in its capacity as the trustee for the trust that provides benefits for certain eligible retirees of Kaiser Aluminum & Chemical Corporation represented by the USW, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its Local 1186, the International Association of Machinists and Aerospace Workers, the International Chemical Workers Union Council of the United Food & Commercial Workers and the Paper, Allied-Industrial, Chemical and Energy Workers International Union, AFL-CIO, CLC and their surviving spouses and eligible dependents (the “Union VEBA Trust).

4.2	Registration Rights Agreement, dated as of July 6, 2006, among the Company, National City Bank, in its capacity as the trustee for the Union VEBA Trust and the other parties thereto.

4.3	Director Designation Agreement, dated as of July 6, 2006, between the Company and the USW.